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                                                                Exhibit 99.299

Introduction:

This document represents an alternative to the ISO's Congestion Management Reform Recommendation that has been developed by the PX and other market participants. It incorporates concerns previously raised with the ISO's proposal while remaining consistent with the ISO's overall principles.

Revisions to specific portions of the ISO's recommendations are described this paper. It is not intended to replace the ISO's entire proposal. Instead, it describes how certain modifications to the ISO's recommendations need to be implemented. We believe that these changes can be effectively integrated into the ISO's proposal.

Much of the Comprehensive Market Reform design can and should be retained. The decisions to build upon the existing California market structure and to uphold the original fundamental design principles have significant value, as does the proposed use of a consistent network model throughout the Real-Time and forward markets. The introduction of a single commercial network model should eliminate most of the inconsistencies that currently exist between the forward and spot markets. The introduction of additional LPAs along with the enforcement of nomograms in the forward markets should facilitate the reduction of forward intra-zonal congestion, and thereby reduce Real-Time intra-zonal congestion. We are concerned, however, that much of the information provided by the ISO to date on the integration of nomograms and distribution factors has been illustrative; we believe that it is vital that market participants have access to meaningful market data as soon as possible.

Design consistency should extend beyond the network model. When finalizing the details of their recommendation the ISO should make certain that policies are uniform across markets and do not discriminate against any single class of stakeholder.

Forward congestion will be better managed with the introduction of nomograms in CONG (the ISO's congestion management software). The creation of new LPAs and the enforcement of nomograms will allow the market to eliminate much of the current intra-zonal congestion in the forward markets. The use of consistent nomograms in the forward and Real-Time markets should further contribute to a reduction in Real-Time congestion.

Utilizing recallable transmission (RT) will potentially further enhance congestion management efficiency. We support the concept of a product that provides the market access to non-firm transmission capacity that is currently reserved for Existing Transmission Contract (ETC) holders. However, more details of the proposed RT market and its interaction with other ISO markets and processes are required to fully judge its impact on the ISO and its usefulness to the participants.


Supposes that SC1 schedules the use of RT in the day-ahead process. After the day-ahead, the SC that owns the FTR recalls the RT that SC1 used so that it can schedule the use of its FTR by scheduling load in the receiving LPA and generation in the sending

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LPA. SC1 must now adjust its schedule to remove its flow on the recalled transmission. SC1 could cut its scheduled loads in the receiving LPA and its scheduled generation in the receiving LPA so that its hour-ahead schedule no longer uses the recalled transmission. However, SC1 may actually be unable to curtail its loads thereby serving the loads from the ISO's real-time market. This would exacerbate ISO's problem of serving unscheduled loads in its real-time market. Would ISO require that the SC scheduling RT procure Replacement Reserves in the receiving LPA sufficient to cover any potential effects of recalled RT? Would ISO require that an SC schedule new generation to offset any changes in schedules due to recalled RT? The way in which ISO treats recalled RT could make the RT market uneconomic or exacerbate ISO's real-time supply problems.

ISO must ensure that changes that it proposes to improve one aspect of its processes would not have significant adverse effects on changes that it is proposing to improve other aspects of its processes.

When defining market mechanics it is important that the ISO pursue the simplest workable solution. Unnecessary levels of complexity are significant barriers to market participation and thus, market liquidity. The ISO should also seek to avoid market proliferation. Increasing the number of markets into which the same energy or capacity can be sold fragments the markets and may adversely affect liquidity. Those aspects of the ISO's proposal that have been identified as overly complex or fragmented are simplified in the enclosed recommendations.


Comments on the Long Forward Market:

The Long Forward market design doesn't consistently conform to the ISO's self-stated goals of enhancing market efficiency through decentralized decision making. Instead, the market structure includes processes that abandon market solutions - even in situations when the marketplace is best suited to efficiently resolve reliability requirements.

One such process is Local Reliability Service (LRS) procurement. The ISO's proposal relies on the introduction of a new process that includes a two-day-ahead "auction" to procure generation within each Local Reliability Area
(LRA). This process abandons existing market structures and instead, unnecessarily increases the ISO's presence in the forward markets. For example, rather than relying on loads to acquire needed reliability capacity and energy, the ISO plans to acquire these services on their behalf based in its forecasts, and require that portions of the purchased capacity be scheduled in the Day-Ahead. Capacity purchased by the ISO in the 2-Day-Ahead market, but not identified as "Minimum Reliability Energy" (and thus required to be scheduled in Day-Ahead) may be dispatched by the ISO as needed through Real-Time.

In reality, two distinct and separate products are being acquired by the ISO in this process. Purchased capacity that is scheduled as Minimum Reliability Energy
(MRE) in the forward market is not really capacity. It is instead, locational firm energy and should


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be treated as such. Additional committed capacity that is reserved by the ISO for potential dispatch through Real-Time should be obtained through existing processes such as the Day-Ahead and Hour-Ahead Ancillary Services markets.

The decision to schedule MRE is a forward energy allocation decision. Thus, if the ISO is to remain consistent with it's goals of maintaining the decentralized decision making process, it should let SCs complete this task. SCs should be responsible for scheduling load and generation within LRAs according to current Day-Ahead and Day-Of timelines and plans for introducing a 2-Day-Ahead auction should be abandoned.

All relevant nomogram constraints and other operating requirements should be placed in CONG, which should validate whether enough generation within each LRA has been scheduled to meet daily load requirements. If insufficient generation has been scheduled, CONG should either increment the necessary generators based on their adjustment bids, or it should decrement those loads that exceed the nomogram limitations.

If ISO requires that particular resources be committed based on its forecasts. It can notify the units that they must commit. Actually scheduling the energy from the resources should be done in existing day-ahead and hour-ahead markets. They would also be able to bid in ISO day-ahead and hour-ahead CC markets or sell CC to the SCs. If necessary, ISO could contract with these resources to enable ISO to call on them to commit.

CONG will ensure that scheduled generation and load satisfy each nomogram on a market-wide basis rather than by SC. CONG would determine "usage charges" for flows across nomogram constraints. SCs would pay usage charges for bringing power across nomograms. Conversely, SCs whose schedules allow other SCs to import more across nomograms would be paid the usage charges for their counter-flow. This is necessary to conform to nomogram requirements efficiently.

Qualified market operators could facilitate the forward procurement of MRE and CC by running markets to help participants develop schedules that meet nomogram requirements and avoid the associated usage charges. Buyers and sellers would be able to trade MRE and CC using many different contract types and would self-provide the resulting positions in the Day-Ahead market.

Nomograms simply represent another scheduling constraint: one that can and should be expressly valued by the marketplace. Releasing Nomogram rights in the same primary auction format as FTRs would allow the market, rather than the ISO, to value them. This would also allow them to be traded in the secondary markets. If the ISO did release nomogram rights, loads could purchase the rights to hedge against the Locational Price Areas (LPAs), avoid the cost of expensive in-area generation and enhance market efficiency. Nomogram rights, like FTRs would be both physical and financial.

If this structure were introduced, loads within LRAs would have sufficient incentives to acquire nomogram rights and to schedule in the forward markets to hedge against ISO charges. The ISO would remain consistent with its stated goals and would not need to



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implement a totally new market whose effects on existing markets are potentially detrimental.

A substantial benefit of adopting this method of enforcing nomograms and pricing flows across nomograms is that it preserves the financial value of FTRs. This is not the case with the ISO's proposal. Implementation of the ISO's LRS procurement process will result in the purchasing of substantial amounts of generation within each LRA in advance of the Day-Ahead market. This would significantly reduce or eliminate congestion on paths flowing into LRAs, and as a result, distort the financial value of FTRs. Adoption of the ISO's proposal will result in FTR purchasers having to value FTRs based on their expectations of the ISO's ability to make accurate forecasts rather than on historical congestion information and the value of transmission into the LPA to the FTR purchaser. However, because the PX's proposal relies on standard Day-Ahead congestion management processes to correctly allocate generation to in-LRA load, the proper financial signals will be sent to FTR holders in the form of usage charges.

If after running Day-Ahead and / or Day-Of congestion management, the ISO felt that an insufficient amount of minimum reliability energy had been scheduled it would acquire "committed capacity" (CC), which would be dispatched, if needed, through Real-Time. The ISO could also procure CC if it expected additional in-LRA load would appear in Real-Time). The ISO would obtain committed capacity by having generators bid to supply it as an additional Ancillary Service.

The Committed Capacity ancillary service will be treated in the same fashion as existing A/S types with the exception that CC will be purchased on a zonal / LPA basis rather than a market-wide basis. SCs will be allowed to self-provide the service according to the same rules that govern self-provision today. SCs who have available capacity will be able to submit bids to supply CC to the ISO, which would procure it along with its other Ancillary Services. As with minimum reliability energy, SCs will have the incentive to self-provide this service to hedge against ISO charges.

Because some level of market power will exist within LRAs until new generation or transmission is built, market power issues must be addressed. Market power issues are the same regardless of whether the ISO adopts the PX's recommendations or not: a price must be determined that protects loads from undue market power, provides sufficient revenues to generators and provides locational price signals in accordance with FERC requirements. The PX feels that the ISO and its stakeholders are capable of developing a workable solution to this issue and thus does offer a specific price cap proposal at this time.

While this approach differs from the one proposed by the ISO, it contains enough benefits to warrant adoption. This model's primary advantage is its greater consistency with the original California design principles. In it, the ISO's primary roles are information supplier (to facilitate the efficient scheduling of load and generation) and supplier of last resort (in situations where insufficient generation was scheduled or


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additional load was expected to appear in Real-Time). Physical scheduling is accomplished through decentralized decision making.

The ISO intends to be responsible for both forecasting and obtaining MRE and CC. While the ability for SCs to self-provide these services has been added to their proposal, the proposed timelines make it more likely that the majority of scheduling decisions will be made by the ISO. This is because their proposal requires SCs to finalize LRA schedules one day in advance of the Day-Ahead market. In addition, it is not clear that the ISO's proposed cost allocation mechanism would provide sufficient incentives for self-provision.

The PX's approach relies existing market mechanisms to efficiently allocate LRA resources within existing timelines. This ensures that procurement of MRE and CC does not interfere with or distort other Day-Ahead scheduling decisions. When the amount of energy and capacity that is likely to be allocated through this process is considered, the importance of adopting an approach that compliments, rather than supplants existing market structures is made clear. ISO statements that the procurement of MRE and CC could even extend to competitive LPAs in certain situations only underscores the importance of adopting the PX's approach.


Comments on FTRs:

The ISO is to be commended for responding to stakeholder input and limiting the term of FTRs to one year. This will provide required price certainty, as the market becomes familiar with the implications of new zonal boundaries. Additionally, it is easier to link annual FTRs to zone creation and redefinition policies. As boundaries solidify, the sale of longer-term rights should again be examined, however.

Some modifications to the ISO's proposed transmission rights policies are required though. The ISO should release all ATC as FTRs in their annual primary auction. The specific percentage should depend on the amount of rights that can be released with a predetermined annual level of certainty. If this is done, secondary markets will develop to reallocate transmission rights. The ISO can compliment this process by releasing shorter-term seasonal FTRs, as they become available.

Shorter-term FTRs may help the market adjust for seasonal variances in transmission capacity. However, questions must be answered before the nature and amount of shorter-term FTRs to be released is determined. How significant of a barrier to the development of liquid secondary markets are shorter-term FTRs? How often is transmission capacity significantly affected by weather or other considerations (are monthly auctions required or are longer terms such as quarterly better)? How much of a change in transmission capacity is needed and how long must the new levels be sustained before the ISO determines that the capacity in question can be auctioned as an FTR? These questions will be able to be answered only if the ISO releases its criteria for determining Available Transmission Capacity.

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Of additional concern is the ISO's proposed method of allocating costs to FTR holders. The ISO has stated that in the event of topology or operating transfer limit changes they intend to "keep market participant's financially whole by creating a balancing account of net gains and losses." Balancing accounts are to be cleared by each applicable PTO on a monthly basis. The details of this proposed arrangement need to be provided, but an initial examination of the information reveals deep concerns.

If the ISO publishes a "library" of shift factors as is stated in their proposal, and the factors are published in advance of the primary auction, SCs should be capable of planning for and reacting to system changes. For instance, SCs could purchase enough FTRs in the primary auctions to cover a range of potential shift factor changes. Those who were unwilling or unable to purchase rights in the primary auction could bid to purchase desired FTRs in the secondary markets that will be provided by such qualified exchanges as the PX.

If SCs are given information about shift factor changes in time to adjust their schedules and transmission rights, they are capable of making educated business decisions and dealing with the resulting financial implications. Having a central balancing account where some parties are charged to offset others' losses is not only unnecessary, it is contrary to the most fundamental free-market concepts.

Instead of pursing this course, the ISO should treat financial rights in the same manner as they propose to resolve scheduling priorities: SCs who wish to hedge their congestion costs should be responsible for procuring additional FTRs when the ISO implements new sets of shift factors. Those who choose not to hedge by purchasing additional FTRs on the secondary market would expose portions of their schedules to both financial and physical delivery risks.


Comments on the Forward Market:

We support the efforts of the ISO to preserve the original design concepts of the deregulation process, which we feel are well represented in the proposed enhancements to the forward market. However, certain changes are required to further improve the recommended modifications.

A change that is supported is the recent introduction of Inter-SC adjustment bids. While the implementation of this functionality is outside the scope of the congestion reform project, its effects are not. The ISO's market separation study clearly shows that the existing market structure is an efficient one. However, Inter-SC trade adjustment bids can only enhance efficiency for those SCs who choose to use them. When the efficiency of the existing market structure is combined with the fact that decentralized decision making remains a cornerstone of California's proposed deregulation model, arguments against additional relaxation of market separation become overwhelming.


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There is a proposed enhancement that would threaten market efficiency, however.
Implementation of the ISO's proposed congestion activity rule would create as many, if not more, issues than it would resolve. While it is understood that this rule was designed to provide the ISO with the opportunity to always select the lowest cost scheduling iteration, it is not the appropriate way to insure against potential market behavior. Rather than reducing the potential for damaging market behavior, the congestion activity rule would simply increase the likelihood that both iterations would become distorted. The level of uncertainty that the implementation of the activity would introduce increases this tendency. Stakeholders will be less willing to enter into new transactions during the iteration if there is the danger that the ISO will force them to be cancelled with any degree of frequency. If the ISO is concerned about limiting the potential gaming affects of having two congestion management iterations, it should either adopt different activity rules or consider eliminating the second iteration entirely.


Comments on Real-Time:

Based on our current understanding, the PX supports the ISO's proposed Real-Time changes. However, more information is required to fully evaluate them. For instance, the anticipated dispatch model hasn't been adequately defined and should be released to the marketplace for examination. Additionally, since the ISO is proposing to move to a transmission constrained economic dispatch optimization model to dispatch Real-Time energy, references to Real-Time bid stacks should be removed from the draft proposal to eliminate confusion. The PX support of a Real-Time optimization model is predicated on the understanding that only Real-Time bids will be optimized.

If the optimization model is used to re-dispatch previously scheduled energy that doesn't have explicit bids (other than in system or local emergencies) many of the fundamental principles of California's deregulation process will be undermined.


Conclusion:

The PX commends the ISO for their efforts to develop a comprehensive congestion management solution. However, we urge the ISO to incorporate these modifications into their proposal. The integration of these concepts with the ISO's existing proposal will ensure that the maximum benefits of any reform are enjoyed by all Californians. Failure to do so, however, will significantly blunt the benefits of any changes.

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